     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 27, 2002
                                                     REGISTRATION NO. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                     FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                                  I-MANY, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                    7389                      01-0524931
(State or other jurisdiction    (Primary Standard            (I.R.S. Employer
             of                     Industrial            Identification Number)
incorporation or organization) Classification Code Number)

                               537 CONGRESS STREET
                                   5(TH) FLOOR
                           PORTLAND, MAINE 04101-3353
                                 (207) 774-3244
   (Address Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                 A. LEIGH POWELL
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  I-MANY, INC.
                               537 CONGRESS STREET
                                   5(TH) FLOOR
                           PORTLAND, MAINE 04101-3353
                                 (207) 774-3244
             (Name, Address Including Zip Code and Telephone Number,
                   Including Area Code, of Agent for Service)

                           --------------------------

                                    COPY TO:

                             JEFFREY A. STEIN, ESQ.
                                HALE AND DORR LLP
                                 60 STATE STREET
                                BOSTON, MA 02109
                            TELEPHONE: (617) 526-6000
                            TELECOPY: (617) 526-5000

                           --------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

                           --------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                       PROPOSED            PROPOSED
                                         AMOUNT        MAXIMUM             MAXIMUM               AMOUNT OF
                                         TO BE         OFFERING PRICE      AGGREGATE             REGISTRATION
TITLE OF SHARES TO BE REGISTERED         REGISTERED    PER SHARE (1)       OFFERING PRICE (1)    FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, $0.0001 par value per
Share...................................4,880,537      $5.38               $26,257,289           $2,415.67
=============================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the Nasdaq National Market on March 25, 2002.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND NEITHER WE NOR THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS ARE SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MARCH 27, 2002.

                                  I-MANY, INC.

                        4,880,537 SHARES OF COMMON STOCK

     This prospectus relates to resales of shares of our common stock that are being resold by the selling stockholders identified in this prospectus.

     We will not receive any proceeds from the sale of the shares.

     The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

     We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may decide to not sell any or all of the shares offered by this prospectus.

     Our common stock is traded on the Nasdaq National Market under the symbol "IMNY." On March 26, 2002, the closing sale price of the common stock on Nasdaq was $5.11 per share. You are urged to obtain current market quotations for the common stock.

                      -------------------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                     --------------------------------------

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

              The date of this prospectus is           , 2002.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, "I-MANY," "WE," "US" AND "OUR" REFER TO I-MANY, INC., A DELAWARE CORPORATION.

                            ------------------------

                                TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
The Company...............................................................      1
Risk Factors..............................................................      2
Cautionary Note Regarding Forward-Looking Statements......................      7
Use of Proceeds...........................................................      8
Selling Stockholders......................................................      8
Dilution..................................................................     10
Plan of Distribution......................................................     11
Legal Matters.............................................................     12
Experts...................................................................     12
Where You Can Find More Information.......................................     12
Incorporation of Certain Documents by Reference...........................     13

                            ------------------------

     We own or have rights to tradenames and trademarks that we use in connection with the sale of our products and services. We own the U.S. registered trademark CARS-Registered Trademark-, which is an acronym for our Contract Administration and Reporting System and the U.S. registered trademark "I-many." All other trademarks and service marks referenced in this prospectus are the property of their respective owners.

                                   THE COMPANY

     Our principal executive offices are located at 537 Congress Street, Portland, Maine 04101. Our telephone number at that address is (207) 774-3244. Our primary sales and marketing office is located in Edison, New Jersey. Our website is located at www.imany.com. The information contained on our website is not part of this prospectus.

                                  RISK FACTORS

     ANY INVESTMENT IN OUR SHARES OF COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION WOULD LIKELY SUFFER. IN THESE CIRCUMSTANCES, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

     WE HAVE INCURRED SUBSTANTIAL LOSSES IN 1999, 2000 AND 2001 AND OUR RETURN TO PROFITABILITY IS UNCERTAIN

     We incurred net losses of approximately $5.2 million, $24.2 million and $21.2 million in the years ended December 31, 1999, 2000 and 2001, respectively, and we had an accumulated deficit at December 2001 of $51.0 million. We expect to continue spending significantly, principally for sales, marketing and development expenses, and therefore we will need to grow our revenues significantly before we reach profitability. In addition, our second quarter 2001 results were impacted by a number of factors that deferred purchases from us, and we cannot assure you that we will not be affected by these factors in future periods. Although we have been profitable in certain years, we cannot assure you that we will achieve sufficient revenues to become profitable in the future. If our revenue grows more slowly than we anticipate or if our operating expenses either increase more than we expect or cannot be reduced in light of lower than expected revenue, we may not be profitable.

IT IS DIFFICULT FOR US TO PREDICT WHEN OR IF SALES WILL OCCUR AND WE OFTEN INCUR SIGNIFICANT SELLING EXPENSES IN ADVANCE OF OUR RECOGNITION OF ANY RELATED REVENUE

     Our clients view the purchase of our software applications and related professional services as a significant and strategic decision. As a result, clients carefully evaluate our software products and services. The length of this evaluation process is affected by factors such as the client's need to rapidly implement a solution and whether the client is new or is extending an existing implementation. The license of our software products may also be subject to delays if the client has lengthy internal budgeting, approval and evaluation processes which are quite common in the context of introducing large enterprise-wide tools. We may incur significant selling and marketing expenses during a client's evaluation period, including the costs of developing a full proposal and completing a rapid proof of concept or custom demonstration, before the client places an order with us. Clients may also initially purchase a limited number of licenses before expanding their implementations. Larger clients may purchase our software products as part of multiple simultaneous purchasing decisions, which may result in additional unplanned administrative processing and other delays in the recognition of our license revenues. If revenues forecasted from a significant client for a particular quarter are not realized or are delayed, as occurred in our second quarter 2001, we may experience an unplanned shortfall in revenues during that quarter. This may cause our operating results to be below the expectations of public market analysts or investors, which could cause the value of our common stock to decline.

WE HAVE TWO MANAGEMENT LOCATIONS AND OTHER FACILITIES AND AS WE CONTINUE TO GROW WE MAY EXPERIENCE DIFFICULTIES IN OPERATING FROM THESE FACILITIES

     Certain members of our management team are based at our corporate headquarters located in Portland, Maine, and other members of our management team are based at our sales office in Edison, New Jersey. In addition, as a result of our acquisitions, we have added additional facilities, including offices in London, United Kingdom and Chicago, Illinois. The geographic distance between these offices could make it difficult for our management and other employees to effectively communicate with each other and, as a result, could place a significant strain on our managerial, operational and financial resources. Our total revenue increased from $7.5 million in the year ended December 31, 1997 to $56.1 million in the year ended December 31, 2001, and the number of our employees increased from 67 as of December 31, 1997 to 373 as of December 31, 2001. To accommodate this growth, we are implementing new and upgraded operating and financial systems, procedures and controls. We may not succeed in these efforts. Our failure to expand and integrate these systems in an efficient manner could prevent us from successfully implementing our business model. If we continue to grow, we will need to recruit, train and retain a significant number of employees, particularly employees with technical, marketing and sales backgrounds. Because these individuals are in high demand, we may not be able to attract the staff we need to accommodate our expansion.

WE ARE HIGHLY DEPENDENT UPON THE HEALTHCARE INDUSTRY, AND FACTORS THAT ADVERSELY AFFECT THAT MARKET COULD ALSO ADVERSELY AFFECT US

     Most of our revenue to date has come from pharmaceutical companies and a limited number of other clients in the healthcare industry, and our future growth depends, in large part, upon increased sales to the healthcare market. In 2001, one customer, in the health-care market, accounted for approximately 12 percent of our total revenues. As a result, demand for our solutions could be affected by any factors that could adversely affect the demand for healthcare products, which are purchased and sold pursuant to contracts managed through our solutions. The financial condition of our clients and their willingness to pay for our solutions are affected by factors that may impact the purchase and sale of healthcare products, including competitive pressures, decreasing operating margins within the industry, currency fluctuations, active geographic expansion and government regulation. The healthcare market is undergoing intense consolidation. We cannot assure you that we will not experience declines in revenue caused by mergers or consolidations among our clients and potential clients.

OUR EFFORTS TO TARGET MARKETS OTHER THAN THE HEALTHCARE MARKET FOR OUR CARS PRODUCTS HAVE NOT YET RESULTED IN SIGNIFICANT REVENUE, AND WE CANNOT BE SURE THAT OUR INITIATIVES IN THESE OTHER MARKETS WILL BE SUCCESSFUL

     As part of our growth strategy, we have acquired companies that target markets other than the healthcare market and have begun initiatives to sell our CARS software suite of products and services in markets other than the healthcare market, including the consumer packaged goods, foodservice and other industries. While we believe that the contractual purchase relationships between manufacturers and customers in these markets have similar attributes to those in the healthcare market, we cannot assure you that our assumptions are correct or that we will be successful in adapting our technology to these other markets. Although we have entered into strategic relationships with Procter & Gamble and Accenture, we do not yet know how rapidly or successfully our purchase contract management software solutions will be implemented in the commercial products and other industries.

OUR EFFORTS TO TARGET MARKETS OTHER THAN THE HEALTHCARE MARKET MAY DIVERT RESOURCES AND MANAGEMENT ATTENTION AWAY FROM OUR CORE COMPETENCIES

     In connection with our efforts to expand into other markets, it may be necessary for us to hire additional personnel with expertise in these other industries. We may also have to divert funds, talent, management attention and other resources toward markets that have not traditionally been the primary source of our revenues. The risks of such diversification include the possibility that we will not be successful in generating the revenue we expect from these markets and the possible detrimental effect of diverting resources from our traditional markets.

OUR BUSINESS MODEL INCLUDES HOSTING OUR SOFTWARE APPLICATIONS ON BEHALF OF OUR CLIENTS AND MAINTAINING THEIR CRITICAL SALES DATA, AND IF OUR SYSTEMS FAIL OR THE DATA IS LOST OR CORRUPTED, OUR CLIENTS MAY LOSE CONFIDENCE IN US

     We offer to host our software products on our computers or on computers hosted on our behalf for access by our clients and we offer to maintain certain of our clients' critical sales data on our computers or on computers hosted on our behalf. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins, human error, computer viruses, intentional acts of vandalism or terrorism and similar events could damage these systems and result in loss of customer data or a loss in the ability of our clients to access the software we are hosting for their use. Our clients would lose confidence in us and could stop doing business with us if our systems were affected by any of these occurrences or if any client data were lost. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems or loss of data.

WE MAY NOT BE SUCCESSFUL IN ACQUIRING NEW TECHNOLOGIES OR BUSINESSES AND THIS COULD HINDER OUR EXPANSION EFFORTS

     We intend in the future to consider additional acquisitions of or new investments in complementary businesses, products, services or technologies. We cannot assure you that we will be able to identify appropriate acquisition or investment candidates. Even if we do identify suitable candidates, we cannot assure you that we will be able to make such acquisitions or investments on commercially acceptable terms. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders and the issuance of debt could limit our available cash and accordingly restrict our activities.

WE HAVE MADE SEVERAL ACQUISITIONS AND MAY MAKE ADDITIONAL ACQUISITIONS AND WE MAY HAVE DIFFICULTY INTEGRATING THEM

     We have acquired Chi-Cor Information Management, Inc., Intersoft International, Inc., BCL Vision Ltd. (now I-many International, Limited), and Provato, Inc., which are or were located in Chicago, Illinois, Cleveland, Ohio, London, United Kingdom and Oakland, California, respectively, and we are likely to make additional acquisitions. Any company that we acquire is likely to be distant from our headquarters in Portland, Maine and will have a culture different from ours as well as technologies, products and services that our employees will need to understand and integrate with our own. We are continuing to assimilate the employees, technologies and products of the companies that we have acquired and will need to do the same with any new companies we may acquire, and that effort has been and will likely continue to be difficult, time-consuming and may be unsuccessful. If we are not successful, our investment in the acquired entity may be lost, and even if we are successful, the process of integrating an acquired entity may divert our attention from our core business.

IF WE DO ACQUIRE NEW TECHNOLOGIES OR BUSINESSES, OUR RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED

     In connection with our acquisitions, we have recorded substantial goodwill and other intangible assets. In addition, we have recorded charges for write-offs of a portion of the purchase prices of acquired companies as in-process research and development. Although the amortization of goodwill will be discontinued pursuant to the recent issuance of Statement of Financial Accounting Standards No. 142, Goodwill and other Intangible Assets, the carrying value of any intangible assets will need to be reviewed for impairment on a periodic basis. We cannot assure you that future write-downs of any such assets will not affect future operating results.

OUR FIXED COSTS HAVE LED, AND MAY CONTINUE TO LEAD, TO FLUCTUATIONS IN OPERATING RESULTS WHICH HAS RESULTED, AND COULD IN THE FUTURE RESULT, IN A DECLINE OF OUR STOCK PRICE

     A significant percentage of our expenses, particularly rent, are fixed costs and are based in part on expectations of future revenues. In addition, our personnel costs, while variable over the long term, include commitments such as executive severance and similar expectations for other employees. Thus, we may be unable to reduce spending in a timely manner to compensate for any significant fluctuations in revenues. Accordingly, shortfalls in revenues, as we experienced in the second quarter of fiscal 2001, may cause significant variations in operating results in any quarter. If our quarterly results do not meet the expectations of market analysts or investors, our stock price is likely to decline.

WE HAVE MANY COMPETITORS AND POTENTIAL COMPETITORS AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY

     The market for our products and services is competitive and subject to rapid change. We encounter significant competition for the sale of our contract management software from the internal information systems departments of existing and potential clients, software companies that target the contract management markets, professional services organizations and Internet-based merchants offering healthcare and other products through online catalogs. Our competitors vary in size and in the scope and breadth of products and services offered. We anticipate increased competition for market share and pressure to reduce prices and make sales concessions, which could materially and adversely affect our revenues and margins.

     Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Such competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees and strategic partners. We cannot assure you that our competitors will not develop products or services that are equal or superior to our solutions or that achieve greater market acceptance than our solutions. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties. We cannot assure you that we will be able to compete successfully or that competitive pressures will not require us to make concessions that will adversely affect our revenues and our margins, or reduce the demand for our products and services.

WE RELY SIGNIFICANTLY UPON CERTAIN KEY INDIVIDUALS AND OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO RETAIN THEM

     We depend on the services of our senior management and key technical personnel. In particular, our success depends on the continued efforts of A. Leigh Powell, our Chief Executive Officer, and other key employees. The loss of the services of any key employee could have a material adverse effect on our business, financial condition and results of operations.

CURRENT ECONOMIC CONDITIONS MAY WEAKEN OUR SALES

     Current world economic and political conditions, including the effects of the September 11, 2001 terrorist attacks and the resulting military conflict, may reduce the willingness of our customers and prospective customers to commit funds to purchase our products and services. The resulting loss or delay in our sales could have a material adverse effect on our business, financial condition and results of operations.

OUR CHARTER AND BYLAWS COULD DISCOURAGE ACQUISITION PROPOSALS, DELAY A CHANGE IN CONTROL OR PREVENT TRANSACTIONS THAT ARE IN YOUR BEST INTERESTS

     Our certificate of incorporation and bylaws state that any action that can be taken by stockholders must be done at an annual or special meeting and may not be done by written consent, and require reasonable advance notice of a stockholder proposal or director nomination. Furthermore, the chairman of the board, the president, the board of directors and the holders of at least 30% of the shares of our capital stock are the only people who may call a special meeting. The amended and restated certificate of incorporation and amended and restated bylaws also provide that members of the board of directors may only be removed by the vote of the holders of a majority of the shares entitled to vote for that director. In addition, the board of directors has the authority, without further action by the stockholders, to fix the rights and preferences of and issue shares of preferred stock. These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of management, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may limit your ability to approve other transactions that you find to be in your best interests.

OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE AND COULD DROP UNEXPECTEDLY

     The market price of our common stock has been highly volatile and may continue to fluctuate substantially. As a result, investors in our common stock may experience a decrease in the value of their shares regardless of our operating performance or prospects. In addition, the stock market has, from time to time, experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation was often brought against that company. Many technology-related companies have been subject to this type of litigation. We may also become involved in this type of litigation. Litigation is often expensive and diverts management's attention and resources.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION

     The public offering price per share offered pursuant to this Prospectus may significantly exceed the net tangible book value per share. If we were to liquidate, investors purchasing shares in this offering would most likely receive a per share amount of tangible assets net of liabilities that would be less than the public offering price per share.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "believes," "intends," "expects," "anticipates," "plans," "estimates," "should," "may," "will," "scheduled" and similar expressions to identify forward-looking statements. Our forward-looking statements apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described above under "Risk Factors" and elsewhere in this prospectus.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations, other than as required by law.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus.

     The selling stockholders will pay any expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares covered by this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

                              SELLING STOCKHOLDERS

     The shares of common stock covered by this prospectus were issued to First Investors Holding Co., Inc. ("First Investors") and Pine Ridge Financial Inc. ("Pine Ridge") in connection with the private placement of our securities to such investors or are issuable to such investors upon the conversion of preferred stock or the exercise of warrants issued to them in connection with that private placement. The private placement closed on February 20, 2002. The private placement is summarized in a Report on Form 8-K which we filed with the SEC on February 28, 2002. The shares offered hereby by First Investors and Pine Ridge are being registered pursuant to the terms of the Registration Rights Agreement among us and First Investors and Pine Ridge. The table below sets forth, to our knowledge, certain information about the selling stockholders as of March 25, 2002. Such information has been provided to us by the selling stockholders.

     We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may decide to not sell any or all of the shares offered by this prospectus. Because the selling stockholders may sell all or some of the shares offered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling stockholders after completion of the offering. For purposes of this table, however, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders. For the shares offered hereby, we have agreed to keep the registration statement of which this prospectus is a part effective for two years or until all such shares offered hereby are sold or could be sold under Rule 144(k) of the Securities Act, whichever comes first.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or the SEC, and include voting or investment power with respect to shares. Shares of common stock issuable upon exercise of warrants and/or stock options that are exercisable within 60 days after March 25, 2002 are deemed outstanding for computing the percentage ownership of the person holding the warrants and/or options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                                           SHARES OF COMMON                                         SHARES OF COMMON
                                       STOCK BENEFICIALLY OWNED                                 STOCK TO BE BENEFICIALLY
                                          PRIOR TO OFFERING             NUMBER OF SHARES         OWNED AFTER OFFERING
                                       ------------------------          OF COMMON STOCK        ------------------------
NAME OF SELLING STOCKHOLDER(1)           NUMBER      PERCENTAGE           BEING OFFERED          NUMBER   PERCENTAGE
-----------------                        ------      ----------         ----------------         ------   ----------
First Investors
 Holding Co., Inc. (2)(4)(5)            2,638,415      6.8%              2,638,415                0             *
Pine Ridge
 Financial Inc. (3)(4)(5)               2,242,122      5.8%              2,242,122                0             *

-------------------------
*Less than one percent

(1) The term "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge, partnership distribution or other non-sale related transfer.

(2) For purposes of this prospectus, shares of common stock owned prior to offering include 594,911 shares of common stock issued at the closing to First Investors, up to a maximum of 1,621,765 shares of common stock that may be issued upon conversion of the preferred stock held by First Investors, up to a maximum of 89,237 shares of common stock that may be issued upon the exercise of a warrant held by First Investors exercisable for 180 days after the closing, up to a maximum of 89,237 shares of common stock that may be issued upon the exercise of a seven-year warrant held by First Investors, and up to a maximum of 243,265 shares of common stock that may be issued upon the exercise of a second seven-year warrant held by First Investors. Under our Certificate of Designations for the Series A Convertible Preferred Stock, a maximum of 3,000,000 shares of common stock may be issued upon conversion of the preferred stock. The 1,621,765 shares of common stock that may be issued to First Investors upon conversion of the preferred stock represents the pro rata portion of the maximum 3,000,000 shares of common stock that may be issued upon conversion of the preferred stock equal to the pro rata portion of preferred stock held by First Investors. The second seven-year warrant held by First Investors provides that upon exercise First Investors may purchase a number of additional shares of common stock equal to 15% of the shares of common stock received on conversion of the preferred stock. The 243,265 shares that may be issued to First Investors represent 15% of 1,621,765.

(3) For purposes of this prospectus, shares of common stock owned prior to offering include 505,502 shares of common stock issued at the closing to Pine Ridge, up to a maximum of 1,378,235 shares of common stock that may be issued upon conversion of the preferred stock held by Pine Ridge, up to a maximum of 75,825 shares of common stock that may be issued upon the exercise of a warrant held by Pine Ridge exercisable for 180 days after the closing, up to a maximum of 75,825 shares of common stock that may be issued upon the exercise of a seven-year warrant held by Pine Ridge, and up to a maximum of 206,735 shares of common stock that may be issued upon the exercise of a second seven-year warrant held by Pine Ridge. Under our Certificate of Designations for the Series A Convertible Preferred Stock, a maximum of 3,000,000 shares of common stock may be issued upon conversion of the preferred stock. The 1,378,235 shares of common stock that may be issued to Pine Ridge upon conversion of the preferred stock represents the pro rata portion of the maximum 3,000,000 shares of common stock that may be issued upon conversion of the preferred stock equal to the pro rata portion of preferred stock held by Pine Ridge. The second seven-year warrant held by Pine Ridge provides that upon exercise Pine Ridge may purchase a number of additional shares of common stock equal to 15% of the shares of common stock received on conversion of the preferred stock. The 206,735 shares that may be issued to Pine Ridge represent 15% of 1,378,235.

(4) The holder may not exercise the warrant into shares of our common stock if after the exercise, such holder, together with any of its affiliates, would beneficially own over 9.999% of the outstanding shares of our common stock. However, the 9.999% limitation would not prevent the holders from acquiring and selling in excess of 9.999% of our common stock through a series of exercises.

(5) Cavallo Capital Corp., of which Mr. Avi Vigder is managing director, has voting and investment power over the securities beneficially owned by First Investors Holding Co., Inc. and Pine Ridge Financial Inc.

                                    DILUTION

     This offering is for sales of stock by our existing stockholders on a continuous or delayed basis in the future. Sales of common stock by stockholders will not result in a change to our net tangible book value per share before and after the distribution of shares by the selling stockholders. There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. Prospective investors should be aware, however, that the market price of our shares may not bear any rational relationship to net tangible book value per share.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     -    privately negotiated transactions;

     -    short sales;

     - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     -    a combination of any such methods of sale; and

     -    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholder may also from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus (as supplemented or amended to reflect such transaction).

     The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq National Market pursuant to Rule 153 under the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     I-many is required to pay all fees and expenses incident to the registration of the shares. I-many has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) the date which is two years after the date this registration statement has been declared effective by the SEC, or (ii) such time as all of the shares covered by this prospectus have been disposed of or could be disposed of under Rule 144(k) of the Securities Act.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon by our General Counsel, Robert G. Schwartz, Jr.

                                     EXPERTS

     The financial statements as of December 31, 2000 and 2001, and for each of the three years in the period ended December 31, 2001 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                       INCORPORATION OF CERTAIN DOCUMENTS

   The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part to this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

(1)  Our Annual Report on Form 10-K for the year ended December 31, 2001;

(2)  Our Current Report on Form 8-K filed on February 28, 2002;

(3) The description of our common stock contained in our Registration Statement filed June 23, 2000 under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for purposes of updating such description.

     You may request a copy of these documents, which will be provided to you at no cost, by contacting:

                                  I-many, Inc.
                               537 Congress Street
                              Portland, Maine 04101
                          Attention: Ed Lawrence, Esq.
                            Telephone: (207) 774-3244
                                www.imanyinc.com

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses incurred by the Registrant in connection with the sale of common stock being registered. All amounts are estimated except the SEC registration fee.

SEC registration fee........................................  $ 2,415.76
Legal fees and expenses.....................................    5,000.00
Accounting fees and expenses................................    3,000.00
Miscellaneous...............................................      584.24
                                                              ----------
Total.......................................................  $11,000.00
                                                              ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article SEVENTH of the Registrant's Amended and Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article EIGHTH of the Registrant's Amended and Restated Certificate of Incorporation sets forth procedures for the indemnification of the officers and directors of the Registrant. Article EIGHTH further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

EXHIBIT NO.                                 EXHIBIT
-----------      ------------------------------------------------------------

 4.1+            Specimen certificate for shares of common stock

 4.2+ Description of capital stock (contained in the Certificate of Incorporation filed as Exhibit 3.1)

 5.1             Opinion of Robert G. Schwarz, Jr.

23.1             Consent of Arthur Andersen LLP

24.1             Power of Attorney (included in Signature Page)

------------------------
+ Incorporated by reference to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-32346) originally filed with the SEC on March 13, 2000.

(b)    Financial Statement Schedules.

       None.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Portland, Maine on March 26, 2002.

                                 I-MANY, INC.

                                 By: /s/ A. Leigh Powell
                                    -------------------------------------
                                    A. Leigh Powell
                                    President and Chief Executive Officer

     We, the undersigned officers and directors of I-many, Inc., hereby severally constitute and appoint A. Leigh Powell and Kevin Collins, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, and generally to do all things in our names and on our behalf in such capacities to enable I-many, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                    TITLE(S)                                          DATE
                  ---------                    --------                                          ----


/s/ A. Leigh Powell
---------------------------------              President, Chief Executive Officer            March 26, 2002
A. Leigh Powell                                and Chairman of the Board of Directors
                                               (Principal Executive Officer)


/s/ Kevin F. Collins                           Chief Financial Officer and Treasurer         March 26, 2002
---------------------------------              (Principal Financial and Accounting
Kevin F. Collins                               Officer)


/s/ William F. Doyle
---------------------------------              Director                                      March 26, 2002
William F. Doyle


/s/ Murray B. Low
---------------------------------              Director                                      March 26, 2002
Murray B. Low


/s/ E. David Hetz
---------------------------------              Director                                      March 26, 2002
E. David Hetz


/s/ Karl Newkirk
---------------------------------              Director                                      March 26, 2002
Karl Newkirk


                                  EXHIBIT INDEX

EXHIBIT NO.                                EXHIBIT
-----------      ------------------------------------------------------------

 4.1+            Specimen certificate for shares of common stock

 4.2+ Description of capital stock (contained in the Certificate of Incorporation filed as Exhibit 3.1)

 5.1             Opinion of Robert G. Schwartz, Jr.

23.1             Consent of Arthur Andersen LLP

24.1             Power of Attorney (included in Signature Page)

------------------------

+ Incorporated by reference to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-32346) originally filed with the SEC on March 13, 2000.